UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   August 1, 2011

GREEN PLANET GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-136583	41-2145746
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14988 N. 78th Way, Suite 103, Scottsdale, AZ		85260
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 480-222-6222

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 1, 2011, Green Planet Group, Inc. (“GNPG”) entered into a Stock Purchase Agreement (the “Agreement”) with the shareholders of Arizona Independent Power, Inc. (“AIP”), a Nevada corporation, to acquire all of the issued and outstanding stock of that company.  The sellers are not and have not been associated with GNPG.  The purchase price to the Sellers is one million common shares of GNPG, a contingent note payable in the amount of $2 million, payable when GNPG has raised $5 million for the initial exploration as described below, and a contingent Note for $9 million due when the license to construction and operate the underlying project.

The sole asset of AIP is its permit from the Federal Energy Regulatory Commission (“FERC”) for AIP to explore, evaluate and file an environmental impact report and application for the construction and operation of the Verde Pumped Storage Project in Maricopa County, Arizona. The pumped storage system is a renewable green energy electrical power source similar to others already operating in the United States and around the world. The exploration and licensing phase could take six to nine months from funding and the construction phase could be as long as five years with an aggregate construction cost in excess of $1.2 billion.

AIP has no employees, has had no sales or revenue, and no assets other than the permit. The estimated cost of the studies and licensing process is estimated at $50 to $80 million. GNPG is currently working to secure this financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   August 4, 2011

GREEN PLANET GROUP, INC.

By:	/s/ Edmond L. Lonergan

Edmond L. Lonergan
President – Chief Executive Officer